Exhibit 99.(a)(1)(S)

FORM OF REMINDER NOTICE – ELECTION

To:	[Eligible Optionee]
From:	stockadmin@SST.com
Subject:	Reminder: Tender Offer Election Required

According to our records, you have submitted your elections for the Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options.

Please remember that the tender offer is scheduled to close at 11:59 pm Pacific Daylight Time on Thursday, May 1, 2008.  You may change your elections at any time before the expiration of the tender offer.  No changes in elections will be accepted after the Offer expires.

This notice does not constitute the Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options.  The full terms of the offer are described in (1) the Offer to Amend Eligible 409A Options and to Replace Eligible Underwater Options, dated April 3, 2008; and (2) the memorandum from SST Stock Administration, dated February 11, 2008.  You may access these documents at https://ssti.equitybenefits.com, by contacting SST Stock Administration at stockadmin@SST.com or (408) 720-6549 or at the U.S. Securities and Exchange Commission’s website at www.sec.gov.